Exhibit 21.1

Entity	State of Incorporation	Date of Incorporation
AMERIGROUP California, Inc.	California*	03/05/02

AMERIGROUP Connecticut, Inc.	Connecticut*	03/05/02

AMERIGROUP Delaware, Inc.	Delaware*	03/01/02

AMERIGROUP Florida, Inc	Florida*	10/17/01

AMERIGROUP Georgia, Inc.	Georgia*	07/23/96

AMERIGROUP Illinois, Inc.	Illinois	06/14/95

AMERIGROUP Indiana, Inc.	Indiana*	03/04/02

AMERIGROUP Maryland, Inc.	Delaware	11/12/98

AMERIGROUP Massachusetts, Inc.	Massachusetts*	03/05/02

AMERIGROUP New Jersey, Inc.	New Jersey	04/03/05

AMERIGROUP New York, Inc.	New York*	09/14/01

AMERIGROUP Texas, Inc.	Texas	06/19/95

*non-active

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